SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No.   )*

NCINO, INC.
(Name of Issuer)
COMMON STOCK, $0.0005 PAR VALUE PER SHARE
(Title of Class of Securities)
63947U107
(CUSIP Number)
December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
⌧ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 63947U107		13G	Page 1 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 10,971,873
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 10,971,873
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,971,873
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 2 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,451,657
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,451,657
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,451,657
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 3 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,162,468
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,162,468
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,162,468
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 4 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 219,009
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 219,009
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 219,009
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 5 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 17,805,007
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 17,805,007
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,805,007
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 6 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 17,805,007
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 17,805,007
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,805,007
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 7 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,458,848
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,458,848
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,458,848
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 8 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,584,654
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,584,654
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,584,654
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 9 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,296,101
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,296,101
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,296,101
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 10 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,056,739
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,056,739
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,056,739
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 11 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 15,396,342
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 15,396,342
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,396,342
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.7%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 12 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 15,396,342
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 15,396,342
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,396,342
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.7%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

CUSIP No. 63947U107		13G	Page 16 of 23 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 33,201,349
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 33,201,349
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,201,349
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 36.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)
Calculations are based upon 92,294,563 shares of Common Stock of the Issuer outstanding as of November 30, 2020, as set forth in the Form 10-Q of the Issuer filed with the U.S. Securities and Exchange Commission on December 10, 2020.

Item 1(a).	Name of Issuer:
nCino, Inc. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
6770 Parker Farm Drive, Wilmington, North Carolina 28405
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”), (ii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman IX”), (iii) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“IVP Delaware IX”), (iv) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”), (v) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX”), (vi) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”), (vii) Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership (“IVP Coinvestment”), (viii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“IVP Coinvestment (Cayman)”), (ix) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Delaware limited partnership (“IVP Coinvestment (Delaware)”), (x) Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., a Cayman Islands exempted limited partnership (“IVP Coinvestment (B)” and, together with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds”), (xi) Insight Venture Associates Growth-Buyout Coinvestment, L.P., a Cayman Islands exempted limited partnership (“IVA Coinvestment”), (xii) Insight Venture Associates Growth-Buyout Coinvestment Ltd., a Cayman Islands exempted company (“IVA Coinvestment Ltd”) and (xiii) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”).
The general partner of each of the IVP IX Funds is IVA IX, whose general partner is IVA IX Ltd. The general partner of each of the IVP Coinvestment Funds is IVA Coinvestment, whose general partner is IVA Coinvestment Ltd. The sole shareholder of IVA IX Ltd and IVA Coinvestment Ltd is Holdings.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
See Item 2(a).
Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.0005 per share (“Common Stock”)
Item 2(e).	CUSIP Number:
63947U107
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a) ◻	Broker or dealer registered under Section 15 of the Exchange Act.

(b) ◻	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) ◻	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) ◻	Investment company registered under Section 8 of the Investment Company Act.

(e) ◻	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ◻	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ◻	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ◻	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) ◻	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) ◻	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.
Item 4.	Ownership.
The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
As the general partner of the Insight IVP IX Funds, IVA IX may be deemed to beneficially own all 17,805,007 shares of Common Stock held directly by the IVP IX Funds. As the general partner of IVA IX, IVA IX Ltd may be deemed to beneficially own all 17,805,007 shares of Common Stock held directly by the IVP IX Funds. As the general partner of each of the IVP Coinvestment Funds, IVA Coinvestment may be deemed to beneficially own all 15,396,342 shares of Common Stock held directly by the IVP Coinvestment Funds. As the general partner of IVA Coinvestment, IVA Coinvestment Ltd may be deemed to beneficially own all 15,396,342 shares of Common Stock held directly by the IVP Coinvestment Funds. As the sole shareholder of IVA IX Ltd and IVA Coinvestment Ltd., Holdings may be deemed to beneficially own all 17,805,007 shares of Common Stock held directly by the IVP IX Funds and all 15,396,342 shares of Common Stock held directly by the IVP Coinvestment Funds. The foregoing is not an admission by IVA IX, IVA IX Ltd, IVA Coinvestment, IVA Coinvestment Ltd or Holdings that it is the beneficial owner of the shares held of record by the IVP IX Funds or the IVP Coinvestment Funds, nor is it an admission by any of IVP IX Funds or the IVP Coinvestment Funds that it is the beneficial owner of any shares of Common Stock held by the other of the IVP IX Funds or the IVP Coinvestment Funds.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Attorney-in-Fact

INSIGHT VENTURE PARTNERS IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES IX, L.P.
By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES IX, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (CAYMAN), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (B), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, LTD.
By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended